Exhibit 4.28
COUNTRYWIDE FINANCIAL CORPORATION
(CUSIP No. 222372AH7)

REGISTERED	PRINCIPAL AMOUNT

No. FL-1	$500,000,000.00
FLOATING RATE SUBORDINATED NOTE DUE APRIL 1, 2011
THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
IF THE HOLDER OF THIS NOTE IS THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY”) OR A NOMINEE OF THE DEPOSITARY, THIS NOTE IS A GLOBAL NOTE AND THE FOLLOWING LEGEND APPLIES:
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ISSUE PRICE: 99.903%
ORIGINAL ISSUE DATE: September 30, 2005
PRINCIPAL AMOUNT: $500,000,000
MINIMUM DENOMINATION: $10,000
BASE RATE(S): LIBOR
IF LIBOR:
          ☑ LIBOR TELERATE
          ☐ LIBOR REUTERS
LIBOR CURRENCY: U.S. Dollars
LIBOR PAGE: 3750
INDEX MATURITY: 3 Months
SPREAD (plus or minus): plus 0.73%
OPTIONAL REDEMPTION:
          ☐ NO
          ☑ YES
INITIAL REDEMPTION DATE: Any
Interest Payment Date on or after April 1,
2006.
STATED MATURITY DATE: April 1,
    2011
INITIAL INTEREST RATE: 4.75%
INTEREST RESET DATES: Same as
     Interest Payment Dates.
INTEREST PAYMENT DATES: January 1,
     April 1, July 1 and October 1 of each year,
     commencing January 1, 2006 .
RECORD DATES: Each December 15,
      March 15, June 15 and September 15
     (whether or not a Business Day) preceding
     each applicable Interest Payment Date,
      commencing December 15, 2005.
CALCULATION AGENT: The Bank of
     New York

     COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co. or registered assignees, the principal sum of Five Hundred Million Dollars ($500,000,000) on the Stated Maturity Date specified above (except to the extent redeemed prior to the Stated Maturity Date) at the office or agency of the Company in the Borough of Manhattan, The City of New York, State of New York, and such other place or places as may be provided for pursuant to the Indenture referred to below, and to pay interest in arrears at a rate per annum equal to the Initial Interest Rate specified above from, and including the Original Issue Date specified above to, but excluding, the first Interest Reset Date following the Original Issue Date and thereafter, except as specified herein, at a rate per annum equal to LIBOR (as determined in accordance with the provisions below under the heading “Determination of LIBOR”) plus the Spread specified above (the “Interest Rate”) until the principal hereof becomes due and payable. The Company will pay interest on the Interest Payment Dates specified above (each, an Interest Payment Date”), commencing on January 1, 2006, and on the Stated Maturity Date or, if applicable, any date of earlier redemption (the “Redemption Date”) (the earliest of the Stated Maturity Date and the Redemption Date is hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date); provided, however, that if an Interest Payment Date other than the Maturity Date would fall on a day that is not a Business Day (as defined below), such Interest Payment Date shall be postponed to the next Business Day, except that if such next Business Day falls in the next calendar month, such Interest Payment Date shall be the immediately preceding Business Day; provided, further, that if the Maturity Date falls on a day that is not a Business Day, payment of principal, premium, if any, and/or interest to be made on the Maturity Date shall be made on the next Business Day with the same force and effect as if made on the Maturity Date, and no interest on such payment shall accrue to the next Business Day. For purposes of this Note, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the city in which the Trustee’s Corporate Trust Office is located or in New York, New York or Los Angeles, California are authorized or obligated by law, executive order or regulation to remain closed; provided, however, that the day must also be a London Banking Day. “London Banking Day” means a day on which commercial banks are open for business (including dealings in the LIBOR Currency specified above in London.
     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid, as provided in the Indenture, to the person (the “Holder”) in whose name this Note (or one or more predecessor Notes) is registered at the close of business on December 15, March 15, June 15 or September 15, as applicable, (whether or not a Business Day) immediately preceding such Interest Payment Date (each, a “Record Date”); provided, however, that interest payable on the Maturity Date will be payable to the person to whom principal is payable.
     Unless otherwise specified above, payment of interest on this Note due on any Interest Payment Date other than the Maturity Date, at the option of the Company, may be made by mailing a check to the address of the Holder hereof as such address shall appear in the Security Register (as defined in the Indenture) on the applicable Record Date. Notwithstanding the foregoing, on any Interest Payment Date other than the Maturity Date, each Holder of U.S. $10,000,000 or more in aggregate principal amount of Notes (whether or not having identical terms and provisions) shall be entitled to receive such payment by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the United States, but only if appropriate wire transfer instructions have been received in writing by the Trustee not later than the Record Date immediately preceding such Interest Payment Date. If this Note is a global Note registered in the name of the Depositary or its nominee, then, anything in the Indenture or the Notes to the contrary notwithstanding, payments of the principal of, premium, if any, and interest on this Note shall be made by wire transfer. The Company shall pay any administrative costs imposed by banks in connection with making payments by wire transfer; provided, however, that any tax, assessment or other governmental charge imposed upon payments shall be borne by the Holder hereby in respect of which payments are made.

     All payments of principal, premium, if any, and interest, in respect of this Note will be made by the Company in U.S. dollars.
     Any interest not punctually paid or duly provided for with respect to this Note (“Defaulted Interest”) will forthwith cease to be payable to the Holder of this Note on the applicable Record Date and may either be paid to the person in whose name this Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely provided in the Indenture.
     This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (collectively, the “Debt Securities”), of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture, dated as of September 30, 2005, as amended, supplemented or modified from time to time (the “Indenture”), among the Company and The Bank of New York, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. This Note is one of a series designated as “Floating Rate Subordinated Notes due April 1, 2011” of the Company (collectively, the “Notes”), limited in aggregate principal amount to U.S. $500,000,000.
     The indebtedness evidenced by, and the payment of the principal of and premium, if any, and interest on, and any other amount owing in respect of, the Notes is, to the extent and in the manner provided in the Indenture, expressly made subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture) of the Company whether outstanding at the date of this Note or thereafter incurred. Each Holder of this Note, by his acceptance hereof, agrees to and shall be bound by all the provisions of the Indenture relating to such subordination and authorizes and directs the Trustee to take such action on his behalf as may be necessary or appropriate to acknowledge or effectuate the subordination of the indebtedness evidenced by this Note as provided in the Indenture and appoints the Trustee his attorney-in-fact for any and all such purposes.
     The interest payable hereon on each Interest Payment Date will include interest accrued from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Issue Date, as the case may be, to, but excluding, such applicable Interest Payment Date or the Maturity Date, as the case may be (each, an “Interest Period”). Accrued interest will be calculated by multiplying the principal amount hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factors calculated for each day in the Interest Period for which interest is being paid. The interest factor for each such day shall be computed by dividing the Interest Rate applicable to such day by 360.
     This Note will bear interest at a rate per annum equal to LIBOR determined in accordance with the provisions set forth below plus the Spread specified above. Commencing with the first Interest Reset Date specified above, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the Original Issue Date to the first Interest Reset Date will be the Initial Interest Rate.
     Except as set forth in the immediately preceding paragraph, the interest rate applicable to an Interest Reset Period (as defined below) commencing on the related Interest Reset Date will be determined by reference to LIBOR (as determined in accordance with the provisions set forth below) as of the particular “Interest Determination Date”, which will be the second London Banking Day preceding the related Interest Reset Date. The “Interest Reset Period” is the period between Interest Reset Dates.

     If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next Business Day, except that if such next Business Day falls in the next calendar month, such Interest Reset Date shall be the immediately preceding Business Day.
     Notwithstanding the foregoing, the interest rate hereon shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     Subject to applicable provisions of law and except as specified herein, on each applicable Interest Determination Date the rate of interest will be calculated by the Calculation Agent specified below in accordance with the provisions below.
     All percentages used in or resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with         .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from such calculations on this Note will be rounded to the nearest cent (with one-half cent being rounded upward).
          Determination of LIBOR. “LIBOR” for each applicable Interest Reset Date will be:
(1)	the rate for deposits in the LIBOR Currency having the Index Maturity specified above, commencing on the related Interest Reset Date, immediately following such Interest Determination Date, that appears on the LIBOR Page at approximately 11:00 A.M., London time, on the particular Interest Determination Date, or

(2)	if no rate appears on the particular Interest Determination Date on the LIBOR Page as specified in clause (1), the arithmetic mean of the offered rates calculated by the Calculation Agent, of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency having the particular Index Maturity specified above, commencing on the related Interest Reset Date immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(3)	if fewer than two offered quotations referred to in clause (2) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in New York City, on the particular Interest Determination Date by three major banks (which may include affiliates of the Trustee) in New York City selected by the Calculation Agent after consultation with the Company for loans in the LIBOR Currency, commencing on the related Interest Reset Date immediately following such Interest Determination Date, to leading European banks having the particular Index Maturity specified above and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(4)	if less than three of the banks so selected by the Calculation Agent are quoting as mentioned in clause (3), LIBOR for the immediately preceding Interest Reset Period, or, if there was no preceding Interest Reset Period, the Initial Interest Rate.

          “LIBOR Currency” means United States dollars.
          “LIBOR Page” means the display on Moneyline Telerate, Inc. (or any successor service) on page 3750 (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.
     The Bank of New York shall be the Calculation Agent. At the request of the Holder hereof, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date.
     If an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof and accrued but unpaid interest hereon, may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. Payment of the principal of the Note may be accelerated only in the case of certain events involving the bankruptcy or reorganization of the Company under U.S federal bankruptcy laws. There is no right of acceleration of payment of the Note in the case of a default in the performance of any covenant of the Company, including payment of principal or interest.
     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Debt Securities at the time outstanding of each series to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Debt Securities; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Debt Security affected thereby:
     (i) except as otherwise permitted in the Indenture in connection with Debt Securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, any such Debt Security;
     (ii) reduce the principal amount of any such Debt Security or, except as otherwise permitted in the Indenture in connection with Debt Securities for which the interest rate may be reset, the interest thereon or any premium payable upon the redemption or repayment thereof;
     (iii) adversely affect any right of repayment at the option of the Holder of any such Debt Security;
     (iv) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security;
     (v) change any Place of Payment, or the coin or currency or currency unit of the payment of the principal of, premium, if any, or interest on any Debt Security;
     (vi) change or eliminate certain rights of Holders to receive payment in a designated currency;
     (vii) impair the right to institute suit for the enforcement of any required payment on or with respect to any Debt Security;
     (viii) reduce the percentage in aggregate principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;
     (ix) make any change relating to the subordination of the Debt Securities in a manner adverse to the Holders of such Debt Securities; or
     (x) modify certain other provisions of the Indenture. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Debt Securities of any series, the Holders of a majority in aggregate principal amount of the Debt Securities of such series at the time outstanding may on behalf of the Holders of all of the Debt Securities of such series waive any past default or Event of Default and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of such series or in respect of certain other covenants or provisions of the Indenture.
Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not any notation of such consent or waiver is made upon this Note or such other Notes.
     No reference herein to the Indenture and no reference to any provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the places, at the respective times, at the rate and in the currency herein prescribed.
     The Notes are issuable in registered form without coupons in the minimum denomination of U.S.$10,000, and in integral multiples of U.S.$1,000 in excess thereof, or such other Minimum Denomination as specified on the face hereof. Notes may be exchanged by the Holder hereof, without charge except for any tax, assessment or other governmental charge imposed in connection therewith, for a like aggregate principal amount of Notes of other authorized denominations in the manner and subject to the limitations provided in the Indenture at the Corporate Trust Office of the Trustee.
     The Company may at its option redeem this Note for cash in whole or in part in increments of U.S. $1,000 (provided that any remaining principal amount hereof shall be not less than the minimum denomination, as described above) on any Interest Payment Date on or after April 1, 2006 at a redemption price equal to the sum of (i) 100% of the unpaid principal amount hereof or the portion thereof redeemed, plus (ii) accrued but unpaid interest to the Redemption Date.
     The Company may exercise such option to redeem the Notes by causing the Trustee to mail a notice of such redemption to the Holder hereof not less than 15 but not more than 30 days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof. If less than all of the Notes with like tenor and terms to this Note are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder hereof as the owner of this Note, for the purpose of receiving payment of the principal hereof and premium, if any, and interest hereon and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent of the Company or the Trustee shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of, or premium, if any, or interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer, director or employee, as such, past, present, or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
     The Notes are not subject to the defeasance or covenant defeasance provisions under the Indenture.
     All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.
     The Indenture and the Notes shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of laws provisions thereof.
     This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by or on behalf of the Trustee under the Indenture.

     IN WITNESS WHEREOF, Countrywide Financial Corporation has caused this instrument to be signed in its name by the facsimile signatures of its duly authorized officers.

Date: September 30, 2005	COUNTRYWIDE FINANCIAL CORPORATION

	By:	SPECIMEN

Bradley W. Coburn
Managing Director and Assistant Treasurer

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

Date: September 30, 2005

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By: SPECIMEN Authorized Signatory

ASSIGNMENT
FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER OF
ASSIGNEE

Please Print or Typewrite Name and Address Including Zip Code of Assignee

the within Note and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:	Signature:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement, or any change whatsoever.